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EXHIBIT 5      OPINION OF MULDOON MURPHY & FAUCETTE LLP








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                                 July 2, 2003




Board of Directors
Jefferson Bancshares, Inc.
120 Evans Avenue
Morristown, TN 37814

      Re:   Amended and Restated Jefferson Bancshares, Inc.
            1995 Stock Option Plan

Gentlemen:

      We have been requested by Jefferson Bancshares, Inc. (the "Company") to issue a legal opinion in connection with the registration of 70,391 shares of Company Common Stock, $0.01 par value (the "Shares") on a Form S-8 under the Securities Act of 1933. The Shares will be issued upon the exercise of stock options granted under the Amended and Restated Jefferson Federal Savings and Loan Association 1995 Stock Option Plan (the "Plan").

      In connection with the conversion of Jefferson Federal Savings and Loan Association of Morristown from a mutual holding company form of organization to a stock form, the Company has assumed the obligations under the Plan, in lieu of shares of Jefferson Federal Savings and Loan Association of Morristown that would have been issued upon exercise of options granted under the Plan, the Shares will be issued under the Plan. The number of shares to be issued upon exercise of an option will equal the number of shares of Jefferson Federal Savings and Loan Association that would have been issued upon such exercise, adjusted for the second-step conversion exchange ratio and as otherwise adjusted in accordance with the Plan.

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, Jefferson Federal Bank.

      Based on the foregoing and limited in all respects to Tennessee law, it is our opinion that the Shares reserved under the Plan have been duly authorized and upon payment for and issuance of the Shares in the manner described in the Plan, will be legally issued, fully paid and nonassessable.






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Board of Directors
July 2, 2003
Page 2


      This opinion is rendered to you solely for your benefit in connection with the issuance of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted in whole or in part or otherwise referred to or be furnished to any governmental agency (other than the Securities and Exchange Commission in connection with the aforementioned Registration Statement on Form S-8 in which this opinion is contained) or any other person or entity without the prior written consent of this firm.

      We note that, although certain portions of the Registration Statement on Form S-8 (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of "experts" within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including without limitation, the financial statements or schedules or the other financial information or data included herein.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8.

                                          Sincerely,



                                          /s/MULDOON MURPHY & FAUCETTE LLP